SERVICES AND INDEMNITY AGREEMENT

     This Services and Indemnity Agreement, dated as of September 30, 2002 (this "Agreement"), is among GSS Holdings II, Inc. ("GSS"), a Delaware corporation, Global Securitization Services, LLC ("Global"), a Delaware limited liability company, Portland General Electric Company, an Oregon corporation (the "Company").

     Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Motion of Enron Corp. for an order pursuant to Sections 105 and 106 of the bankruptcy Code Authorizing Enron Corp. to vote its shares of common stock in Portland General Electric Company to permit Portland General Electric Company to issue a share of a new class of junior preferred stock (the "Motion").

     WHEREAS, GSS has been requested and has agreed to hold the share of the new class of junior preferred stock (junior to present authorized classes of preferred stock), to be titled Limited Voting Junior Preferred Stock, (the "Share") to be issued by the Company.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. GSS's Service.

     (a) GSS agrees to hold the Share as provided subject to the rights and preferences with respect to the Share as provided in the Articles of Incorporation of the Company.

     (b) In consideration of GSS holding the Share pursuant to Section 1 (a) of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company, the Company shall pay to Global a fee in the amount of $5,000.00 per year for each year that the Share continues to be outstanding and held by GSS. Such fee for the first year of this Agreement shall be due and payable by the Company to Global upon the execution of this Agreement, and such fees for subsequent years shall be due and payable by the Company to Global no later than each respective anniversary date hereof. Invoices will be sent to Portland General Electric Company, 121 SW Salmon Street, Portland, OR 97204, Attention: Assistant Treasurer.

     (c) GSS and Global hereby agree to keep all information regarding the Company and the transactions to which the Company is a party confidential, except as may be required by law to be disclosed.

     (d) The Company agrees to inform GSS and Global, as necessary, in a timely manner of any information which is material with respect to any matter as to which GSS is asked to vote in its capacity as the holder of the Share.

     Section 2. Indemnification by Company.

     (a) In consideration of GSS's service as the holder of the Share, recognizing that the Company benefits from such service, and subject to Sections 2(b), 3 and 5, the Company hereby agrees to indemnify and hold GSS and Global (collectively, the "Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, judgments, settlements, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees and disbursements) (individually, a "Loss" and collectively, "Losses") that the Indemnitees may sustain or incur as a result of (i) GSS's service as the



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holder of the Share or (ii) any act or omission that GSS is alleged to have taken or omitted to take as the holder of the Share, irrespective of the time when the claim giving rise to such Loss or Losses is asserted or when the amount of such Loss or Losses is established, excluding however any Losses resulting from the gross negligence or willful misconduct of any Indemnitee.

     (b) Upon Indemnitees' written verification to the reasonable satisfaction of the Company of the amount and cause of any Loss or Losses incurred by the Indemnitees or any of them, the Company shall pay each such Loss covered by this Section directly as and when due to the Indemnitee entitled thereto.

     Section 3. Duty to Defend Advance of Expenses. If any judicial or administrative proceeding, or threatened proceeding, including any government investigation, whether civil, criminal or otherwise (individually, an "Action" and collectively, "Actions"), is asserted, commenced or brought against Indemnitees or any of them for which Indemnitees may be indemnified by the Company pursuant to Section 2(a), the Company shall retain and direct counsel to defend such Action, and shall permit the Indemnitees to monitor the defense thereof. Indemnitees shall have the right to approve such counsel, such approval not to be unreasonably withheld. Indemnitees shall cooperate fully with the Company and with such counsel in such defense. The Company shall assume responsibility for the payment of all reasonable fees and disbursements of such counsel.

     Section 4. Reimbursement by Indemnitees. Indemnitees hereby agree that if it is determined that Indemnitees, or any of them, are not entitled to indemnification because of the provisions of Section 2(a) and the Company shall have paid any amounts to or on behalf of such Indemnitees, then promptly after such determination shall have been made, Indemnitees, or those of them not entitled to indemnification as aforesaid, shall jointly and severally repay all amounts paid by the Company to or on behalf of Indemnitees in connection with all matters as to which it has been determined that such Indemnitees are not entitled to indemnification.

     Section 5. Notice of Claims; Settlements.

     (a) If Indemnitees, or any of them, receives complaints, claims or other notices of any Actions, Losses or other liabilities that may give rise to indemnification under Section 2, Indemnitees shall promptly notify the Company of each such complaint, claim or other notice; but the omission to so notify the Company shall not relieve the Company from any liability under this Agreement, except to the extent that the Company is prejudiced as a result of such failure.

     (b) The Company shall not be obligated to indemnify Indemnitees for any settlements of any Action or Losses otherwise covered by the indemnity provided hereunder that are effected without the Company's prior written consent, which shall not be unreasonably withheld.

     Section 6. No Lawsuits. Except to the extent provided in Section 2(a), including, but not limited to, to the extent of any gross negligence or willful misconduct on the part of an Indemnitee, the Company agrees that it will not assert, commence or bring any Action against Indemnitees, or prosecute any lawsuit in state or federal court against Indemnitees on account of GSS's service as holder of the Share, or of any act or omission by Indemnitees covered by the Company's agreement to indemnify under Section 2.

     Section 7. Notices. Any notice or other communication under this Agreement shall be in writing and deemed given upon receipt by a party at its address set forth on the signature page hereof or at such other address as such party shall hereafter furnish in writing.


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     Section 8. Counterparts; Modification; Headings.

     (a) This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and any party may execute this Agreement by signing any such counterpart.

     (b) No modification of this Agreement shall be binding unless executed in writing by the parties hereto or their respective successors and permitted assigns.

     (c) Section headings are not part of this Agreement, they are solely for convenience of reference and shall not affect the meaning or interpretation of any provisions of this Agreement.

     Section 9. Successors and Assigns; Sole Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the Company or the Indemnitees and the Indemnitees' heirs, executors, administrators, successors and assigns any legal or equitable rights, remedies or claims under or with respect to any provisions of this Agreement. No party hereto may assign its obligations under this Agreement without the prior consent of the other parties hereto.

     Section 10. Agreement Not Exclusive. The right to indemnification provided to Indemnitees under this Agreement shall be independent of, and neither subject to nor in derogation of, any other rights to indemnification or exculpation to which GSS or Global may be entitled, including, without limitation, any such rights that may be asserted under any other agreement, applicable corporate law, the Articles of Incorporation of the Company or any other contract or insurance.

     Section 11. Costs of Enforcement. The Company shall pay all reasonable costs and expenses incurred by the Indemnitees in the enforcement of their rights under this Agreement, including, without limitation, all court costs and reasonable attorney's fees.

     Section 12. Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

     Section 13. No Violation of Law. The Company shall be relieved of any obligation to make payment of an amount to an Indemnitee pursuant to the terns of this Agreement if payment of such amount would constitute a violation by the Company of applicable law or regulation, but only so long as, and only to the extent that, such payment constitutes such a violation.

     Section 14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to applicable principles of conflict of laws.



                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the Company and each of the other parties hereto has caused this Agreement to be executed by its duly authorized officers, as of the day and year first above written.

                                    GSS HOLDINGS II, INC.


                                    By:  /s/ Andrew L. Stidd
                                        ----------------------------------
                                    Name:     Andrew L. Stidd
                                    Title:    president
                                    Address:  445 Broad Hollow Road, Suite
                                              239 Melville, NY  11747


                                    GLOBAL SECURITIZATION SERVICES, LLC


                                    By: /s/ Andrew L. Stidd
                                        ----------------------------------
                                    Name:     Andrew L. Stidd
                                    Title:    president
                                    Address:  445 Broad Hollow Road, Suite
                                              239 Melville, NY  11747


                                    PORTLAND GENERAL ELECTRIC COMPANY


                                    By: /s/ James J. Piro
                                        ----------------------------------
                                    Name:     James J. Piro
                                    Title:    Executive Vice President Finance,
                                              CFO & Treasurer
                                    Address:  121 SW Salmon Street
                                              Portland, OR 97204



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                  SEE STATEMENT OF RESTRICTIONS ON REVERSE SIDE

   No. 1                                                             1 Share

                         Incorporated under the laws of
                                     OREGON


                        PORTLAND GENERAL ELECTRIC COMPANY


                      Limited Voting Junior Preferred Stock
Fully Paid                                                         Nonassessable


        This certifies that GSS Holdings II, Inc. is the record holder of
                            --------------------------
                                    One Share

                                     of the

                      LIMITED VOTING JUNIOR PREFERRED STOCK

                                       of

                        PORTLAND GENERAL ELECTRIC COMPANY


-------------------------------                 -------------------------------
          President                                        Secretary

      Portland, Oregon                                  September 30,2002

                            Par Value $1.00 per share


                              The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold or offered for sale in the absence of (a) an effective registration statement for the shares under such Act, (b) a 'no action' letter of the Securities and Exchange Commission with respect to such sale
          1 Share or offer, or (c) satisfactory assurances to the Corporation that registration under such Act is not required with respect to such sale or offer.

                              The Articles of Incorporation, as amended, impose
                              significant restrictions on the transfer of the
                              share represented by this certificate. The share
                              may be transferred only upon approval of the
                              Oregon Public Utility Commission, and only to
                              persons or entities which are not during the
                              period of such ownership, and have not been for
                              the five-year period prior to such ownership, (i)
                              controlling or controlled by, or under direct or
      Limited Voting          indirect common control with the Corporation
  Junior Preferred Stock      ("Affiliate"), or any employee, director, equity
                              security holder, partner, member or officer of the
            of                Corporation or an Affiliate; (ii) employed by, or
                              an Affiliate of, a supplier of goods or services
     PORTLAND GENERAL         to the Corporation or any of its Affiliates that
     ELECTRIC COMPANY         derives more than ten percent of its revenues from
                              the Corporation or any of its Affiliates; or (iii) a member of the immediate family of a person or entity that is an Affiliate of or that controls the Corporation.

                              The Corporation will furnish to the shareholder
                              upon request in writing, without charge, a
                              statement of (a) the designations, relative
                              rights, preferences and limitations applicable to
                              each class of shares; (b) the variations in
                              rights, preferences and limitations determined
                              for each series of  shares; and (c) the authority
                              of the Board of Directors to determine variations
 Par Value $1.00 per share    for future series of shares.